Exhibit 23.4

[Chlumsky, Armbrust & Meyer, LLC Letterhead]

February 29, 2008

Pat Prejean
Assistant Controller - Financial Reporting
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, LA 70112

Dear Mr. Prejean,

We hereby consent to the incorporation by reference of our reports included herein or incorporated by reference in this Form 10-K for the year ended December 31, 2007, into Freeport-McMoRan Copper & Gold, Inc.’s previously filed Registration Statements on Form S-3 (Registration Nos. 333-104564, 333-114430, and 333-140997) and on Form S-8 (Registration Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292,  333-136084, 333-141358, and 333-147413) and on Form S-4 (Registration Nos. 333-114217 and 333-139252).

Chlumsky, Armbrust & Meyer, LLC

Date: February 29, 2008

By: /s/ Greg Chlumsky
                                                Name: Greg Chlumsky
                                                 Title: Principal